UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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INVENSENSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement

To

Proxy Statement Dated March 27, 2017

For

SPECIAL MEETING OF STOCKHOLDERS

OF

INVENSENSE, INC.

TO BE HELD ON MAY 17, 2017

The date of this Supplement is April 24, 2017.

InvenSense, Inc. (“InvenSense,” “we” and “us”) is furnishing this supplement dated April 24, 2017 to the proxy statement filed by InvenSense with the Securities and Exchange Commission (“SEC”) on March 28, 2017, (the “proxy statement”), in connection with the special meeting of InvenSense stockholders to be held on Wednesday, May 17, 2017, at 10:00 a.m. local time.

The following information supersedes and supplements any information in the proxy statement relevant to the applicable topic. Except as specifically supplemented by the information contained in this supplement, all information set forth in the proxy statement remains unchanged. We urge you to read this supplement carefully and in its entirety together with the proxy statement. Any page references listed below are references to pages in the proxy statement, not this supplement to the proxy statement. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the proxy statement.

As described in the Legal Proceedings section of the proxy statement (pages 83-84), as well as in this Supplement, the Company and its board of directors were named as defendants in lawsuits brought in the United Stated District Court for the Northern District of California alleging that the proxy statement misstates or omits material facts (the “Lawsuits”). Although the Company believes that no further supplemental disclosure is required under applicable laws, the Company is making available some additional information (which it considers immaterial) to its stockholders in this Supplement.

Certain Prospective Financial Information (proxy statement, pages 58-59)

1. The text on page 58, in the third paragraph under the heading “Certain Prospective Financial Information,” is hereby amended and supplemented to read:

In December 2016, our management updated the unlevered free cash flow projections included in the November Projections in light of the six-month capital expenditure forecast that had been prepared by management (the “December Projections”), which decreased capital expenditures for the third and fourth quarter of fiscal 2017 by approximately $2 million in aggregate. Our Board of Directors and management instructed Qatalyst Partners to rely on the December Projections as the basis for its analyses in rendering its opinion described in more detail below in “Opinion of InvenSense’s Financial Advisor.” TDK Corporation was provided with a copy of the updated capital expenditure forecast for the remainder of fiscal year 2017 and for fiscal year 2018, from which they could derive the unlevered free cash flow projections included in the December Projections below.

Opinion of InvenSense’s Financial Advisor (proxy statement, pages 63-69)

1. The text on page 65, under the heading “Illustrative Discounted Cash Flow Analysis,” is hereby amended by:

a. Amending and supplementing the first bullet to read:

•	adding:

a) the implied net present value of the estimated future unlevered free cash flows of the Company, based on the December Projections, and excluding the impact of stock-based compensation expense, for Q4 of fiscal year 2017 through fiscal year 2021 (which implied present value was calculated by using a range of discount rates of 11.0% to 17.5%, based on an estimated weighted average cost of capital for the Company);

b) the implied net present value of a corresponding terminal value of the Company (a range of $1,142 million to $2,147 million), calculated by multiplying the Company’s estimated net operating profit after tax (“NOPAT”) in fiscal year 2022, based on the December Projections ($216 million), by a range of multiples of fully-diluted enterprise value to next-twelve-months estimated NOPAT of 10.5x to 15.5x, and discounted to present value using the same range of discount rates used in item (a) above;

b. Amending and supplementing the second bullet to read:

•	subtracting estimated debt outstanding ($175 million, representing the face value of the Company’s 1.75% convertible senior notes due on November 1, 2018), net of the estimated cash and short-term investments balance ($277 million), of the Company as of December 31, 2016, as provided by the Company’s management;

c. Amending and supplementing the third bullet to read:

•	applying a dilution factor of approximately 19%, as projected by the Company’s management, to reflect the total anticipated dilution to current Company stockholders over the projection period (declining from approximately 3.8% annual dilution in fiscal year 2018 to approximately 2.5% annual dilution by fiscal year 2022, the end of the projection period) due to the effect of future issuances by the Company of equity awards; and